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Exhibit 99.1

Affiliated Managers Group, Inc.
Investor Relations:	Alexandra Lynn +1 (617) 747-3300 ir@amg.com
Media Relations:	Laura O'Brien +1 (617) 747-3300 pr@amg.com
Pantheon
Media Relations:	Carsten Huwendiek +44 (0) 20 7484 6200 chuwendiek@pantheonventures.com

AMG Announces Acquisition of Private Equity Fund-of-Funds Manager Pantheon

        BOSTON, February 10, 2010—Affiliated Managers Group, Inc. (NYSE: AMG) and Russell Investments, a subsidiary of Northwestern Mutual Life Insurance Company, have reached a definitive agreement for AMG to acquire the business of Pantheon Ventures, a Russell Investments subsidiary. Under the terms of the purchase agreement, AMG will pay approximately $775 million in cash with the potential for additional payments over the next five years, contingent on the growth of Pantheon's business.

        Following the closing of the transaction, Pantheon's management team will own a meaningful stake in the partnership and continue to direct the firm's day-to-day operations.

        Pantheon is a leading global private equity fund-of-funds manager, delivering private equity investment solutions to a broad range of clients for over 25 years. Pantheon manages regional funds-of-funds in Europe, the United States and Asia, as well as global secondary funds-of-funds, global infrastructure fund-of-funds and customized separate account programs.

        Pantheon currently manages approximately $22 billion for over 300 global clients, including pension funds, endowments, government bodies and insurance companies. The firm has experienced high client retention throughout its history, reflecting its strong performance over different economic cycles and high standards of client service. With a team of 63 investment professionals (and a total staff of 141) in offices located in London, San Francisco, New York and Hong Kong, Pantheon is well-equipped to invest and serve clients worldwide.

        AMG is a global asset management company with equity investments in leading boutique investment management firms (its "Affiliates"). AMG's innovative partnership approach allows each Affiliate's management team to own significant equity in their firm while maintaining operational autonomy. AMG's strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2009 (pro forma for pending investments), the aggregate assets under management of AMG's Affiliates were approximately $253 billion in approximately 350 investment products across a broad range of investment styles, asset classes and distribution channels.

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        Sean M. Healey, AMG's President and Chief Executive Officer, said, "We are excited to partner with Pantheon, a global leader in private equity fund-of-funds. Private equity is a core element of institutional investors' overall asset allocation, and we believe that the asset class will continue to produce superior returns and attract new clients worldwide. We view the fund-of-funds structure as an especially attractive way to participate in this important asset class, given the stability and consistency of its revenue stream, as well as the scalability of its investment platform. With Pantheon's outstanding record of outperformance across a broad suite of investment strategies, long history of excellent client service and significant presence in key global markets, the firm is extremely well positioned to grow its business."

        Mr. Healey added, "We are very impressed by Pantheon's experienced management team, as well as the firm's diverse group of investment professionals. Our partnership begins an exciting time for Pantheon as the management team will own a substantial stake in the business, further aligning the firm's interests with its employees and clients. We look forward to working together on a range of initiatives, such as product development, marketing and global operational support."

        Alastair Bruce, Managing Partner at Pantheon in London, commented, "We are enthusiastic about our partnership with AMG. Pantheon operates with a distinct and highly collaborative culture, and it is of paramount importance to our clients and staff that our new partner provide operational autonomy and a stable ownership model through long-term commitments and partnership equity incentives. The stability provided by the partnership with AMG, along with its multi-generational approach to equity incentives, is a powerful combination as we strengthen Pantheon's leading position in private equity fund-of-funds."

        Andrew Doman, Russell Investments' President and Chief Executive Officer, said, "Russell and Pantheon have enjoyed a productive relationship and we look forward to continuing to offer access to, and distribution of, their products and services for the benefit of our clients."

        The transaction will be funded utilizing a combination of AMG's available cash and existing credit facility. Under the terms of the agreement, 21 management partners of Pantheon will enter into long-term employment agreements with the firm. The transaction, which is expected to close during the second quarter of 2010, is subject to customary closing conditions and regulatory approvals.

        Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2008.

        AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly. For additional information, please visit www.amg.com.

        A teleconference will be held with AMG's management at 11:00 a.m. Eastern time today. Parties interested in listening to the teleconference should dial 1-877-407-9210 (domestic calls) or 1-201-689-8049 (international calls) starting at 10:45 a.m. Eastern time. Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins.

        The teleconference will also be available for replay beginning approximately one hour after the conclusion of the call. To hear a replay of the call, please dial 1-877-660-6853 (domestic calls) or 1-201-612-7415 (international calls) and provide account number 286 and conference ID 344936. The live call and replay of the session, and additional financial information referenced during the teleconference, can also be accessed via the Web at www.amg.com.

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  Exhibit 99.1